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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                          SCHEDULE 13G
                         (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                          RULE 13d-2(b)
                       (Amendment No. __)


              InterNap Network Services Corporation
                        (Name of Issuer)

                 Common Stock, $0.001 par value
                 (Title of Class of Securities)

                           45885A-10-2
                         (CUSIP Number)

                        December 31, 1999
     (Date of Event Which Requires Filing of This Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 2 of 16


 1    Name Of Reporting Person                         TI VENTURES, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                    California

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                       -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       PN

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 3 of 16


 1    Name Of Reporting Person              H&Q INTERNAP INVESTORS, L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ l
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                    California

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       PN

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 4 of 16


 1    Name Of Reporting Person           H&Q TI VENTURES MANAGEMENT, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                      Delaware

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       OO

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 5 of 16


 1    Name Of Reporting Person   H&Q INTERNAP INVESTMENT MANAGEMENT, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                    California

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       OO

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 6 of 16


 1    Name Of Reporting Person               H&Q VENTURE ASSOCIATES, LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                    California

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       00

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 7 of 16


 1    Name Of Reporting Person                          EUGENE EIDENBERG

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                 United States

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       IN

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 8 of 16


 1    Name Of Reporting Person                       SAMUEL D. KINGSLAND

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                 United States

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       IN

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CUSIP No. 45885A-10-2          SCHEDULE 13G                 Page 9 of 16


 1    Name Of Reporting Person                       STANDISH H. O'GRADY

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                 United States

  NUMBER OF         5    Sole Voting Power                            -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING         7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       IN

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CUSIP No. 45885A-10-2          SCHEDULE 13G                Page 10 of 16


 1    Name Of Reporting Person                               ERIC ZIMITS

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group          (a)  [ ]
                                                                (b)  [x]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization                 United States

  NUMBER OF         5    Sole Voting Power                           -0-
    SHARES
 BENEFICIALLY       6    Shared Voting Power                   6,890,134
OWNED BY EACH
  REPORTING	    7    Sole Dispositive Power                      -0-
 PERSON WITH
                    8    Shared Dispositive Power              6,890,134

 9    Aggregate Amount Beneficially Owned By Each
      Reporting Person                                         6,890,134

 10   Check Box If The Aggregate Amount In Row (9)
      Excludes Certain Shares*                                       [ ]

 11   Percent Of Class Represented By Amount In Row 9              10.4%

 12   Type Of Reporting Person*                                       IN

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CUSIP No. 45885A-10-2        SCHEDULE 13G          Page 11 of 16


Item 1(a).  Name of Issuer.

            InterNap Network Services Corporation (the "Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices.

            601 Union Street, Suite 1000, Seattle, WA  98101.

Item 2(a).  Names of Persons Filing.

            Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(b).  Address of Principal Business Office or, if none,
            Residence.

            The address of each reporting person is One Bush Street, San Francisco, California 94104.

Item 2(c).  Citizenship.

           Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities.

            Common Stock, $0.001 par value ("Common Stock").

Item 2(e).  CUSIP Number.

            45885A-10-2

Item 3.     Type of Reporting Person.

            Not applicable.

Item 4.     Ownership.

            Reference is made to Items 5-9 and 11 of each of the cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 66,044,586 shares of Common Stock issued and outstanding as of December 31, 1999. As of December 31, 1999, the reporting persons owned the following shares of Common Stock:

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CUSIP No. 45885A-10-2        SCHEDULE 13G          Page 12 of 16


                                         Common Stock
          Person                        Directly Owned

          TI Ventures, L.P.               3,338,176

          H&Q InterNap Investors, L.P.    3,551,958
                                          _________

          TOTAL                           6,890,134
                                          =========

          Because voting and investment decisions concerning the above securities may be made by or in conjunction with the other reporting persons, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

          Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of
          Another Person.

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by the
          Parent Holding Company.

          Not applicable.


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CUSIP No. 45885A-10-2        SCHEDULE 13G          Page 13 of 16


Item 8.   Identification and Classification of Members of the
          Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

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CUSIP No. 45885A-10-2        SCHEDULE 13G          Page 14 of 16


                             Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2000.

TI VENTURES, L.P.               H&Q VENTURE ASSOCIATES, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


H&Q INTERNAP INVESTORS, L.P.    EUGENE EIDENBERG

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


H&Q TI VENTURES MANAGEMENT, LLC SAMUEL D. KINGSLAND

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


H&Q INTERNAP INVESTMENT         STANDISH H. O'GRADY
MANAGEMENT, LLC
                                By: /s/ Jackie A. Berterretche
By: /s/ Jackie A. Berterretche     __________________________
   __________________________       Jackie A. Berterretche
   Jackie A. Berterretche           Attorney-in-Fact
   Attorney-in-Fact



                                /s/ Eric Zimits
                                ______________________________
                                ERIC ZIMITS

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CUSIP No. 45885A-10-2        SCHEDULE 13G          Page 15 of 16


                          EXHIBIT INDEX



Exhibit A            Joint Filing Undertaking           Page 16


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CUSIP No. 45885A-10-2        SCHEDULE 13G          Page 16 of 16


                    JOINT FILING UNDERTAKING

          The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.

DATED:  February 10, 2000.

TI VENTURES, L.P.               H&Q VENTURE ASSOCIATES, LLC

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


H&Q INTERNAP INVESTORS, L.P.    EUGENE EIDENBERG

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


H&Q TI VENTURES MANAGEMENT, LLC SAMUEL D. KINGSLAND

By: /s/ Jackie A. Berterretche  By: /s/ Jackie A. Berterretche
   __________________________      __________________________
   Jackie A. Berterretche           Jackie A. Berterretche
   Attorney-in-Fact                 Attorney-in-Fact


H&Q INTERNAP INVESTMENT         STANDISH H. O'GRADY
MANAGEMENT, LLC
                                By: /s/ Jackie A. Berterretche
By: /s/ Jackie A. Berterretche     __________________________
   __________________________       Jackie A. Berterretche
   Jackie A. Berterretche           Attorney-in-Fact
   Attorney-in-Fact


                                /s/ Eric Zimits
                                ______________________________
                                ERIC ZIMITS